Exhibit 12

CREDIT SUISSE LOAN FUNDING LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022

CONFIDENTIAL

December 16, 2019

PRAIRIE PRIVATE ACQUIROR LP

c/o Blackstone Infrastructure Partners L.P.

345 Park Avenue

New York, New York 10154

Attention: Jonathan Kaufman

with a copy to:

Jasmine Ventures Pte. Ltd.

168 Robinson Road

#37-01 Capital Tower

Singapore, 068912

Attention: Ankur Meattle; Ashok Samuel

and

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, New York, 10017

Attention: Alex Greenbaum and Yoni

Gontownik

and

Enagás, S.A.

Paseo de los Olmos 19

28005 Madrid

Attention: Borja García-Alarcón Altamirano

Project Prairie II

Commitment Letter

Ladies and Gentlemen:

You have advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Loan Funding LLC (“CSLF” and, together with any designated affiliates and CS, “Credit Suisse”), Citigroup Global Markets Inc. (“CGMI”) on behalf of Citi (as defined below) and Jefferies Finance LLC (together with any of its designated affiliates, “Jefferies” and, together with Credit Suisse, Citi and any other Commitment Parties appointed as described below, collectively, the “Commitment Parties,” “we” or “us”) that:

(a) Prairie Private Acquiror LP, a Delaware limited partnership (the “Buyer” or “you”), formed at the direction of Blackstone Infrastructure Partners L.P. (together with its affiliates, collectively, “BIP”), Jasmine Ventures Pte. Ltd (together with its affiliates, collectively, “GIC”) and Enagas Holding USA, S.L.U. (together with its affiliates, collectively, “Enagas” and together with BIP and GIC, collectively the “Sponsors”) and certain other investors designated by the Sponsors (together with the Sponsors, the “Investors”), intends to merge (the “TGE Merger”) with and into Tallgrass Energy, LP, a Delaware limited partnership (“TGE” and, together with its subsidiaries, collectively, the “Acquired Business”), with TGE surviving the TGE Merger and the holders of Class A shares of TGE (other than the Sponsors) receiving cash in exchange for their Class A shares of TGE, such that following consummation of the TGE Merger and related transactions, the parent companies of the Buyer (prior to consummation of the TGE Merger) will own, directly or indirectly, approximately 55% of the economic interests (the “Subject Interests”) in Tallgrass Equity, LLC (“TE LLC”);

(b) it is intended that, substantially concurrent with the TGE Merger, Tallgrass Energy Partners, LP, a Delaware limited partnership (“TEP”), which is wholly-owned by TE LLC and its subsidiaries, will (i)(x) issue an aggregate principal amount of up to $575 million in senior unsecured notes (the “Senior Notes”) or other debt securities in lieu thereof (the “Securities”) in one or more Rule 144A offerings or other private placements on or prior to the Closing Date and/or (y) obtain a senior unsecured bridge facility providing an aggregate principal amount of up to $575 million of increasing rate bridge loans (the “Senior Bridge Facility”) on the Closing Date having the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and (ii) will use a portion of the proceeds of such Senior Notes, Securities and/or Senior Bridge Facility to make a distribution on the Closing Date (the “Closing Date Distribution”) through one or more of its parent companies to TGE to fund a portion of the Merger Consideration (as defined in the Acquisition Agreement);

(c) you wish for Credit Suisse, Citi and Jefferies to provide the Senior Bridge Facility pursuant to this commitment letter (together with the exhibits and other attachments hereto, this “Commitment Letter”); and

(d) you intend to consummate the other transactions described in Exhibit A hereto (the “Transaction Description”).

Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto. For purposes of this Commitment Letter, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein. It is understood and agreed that CGMI is entering into this Commitment Letter for and on behalf of Citi.

1.	Commitments.

In connection with the Transactions, (a) CS is pleased to advise you of its commitment to provide 35% of the Senior Bridge Facility, (b) Citi is pleased to advise you of its commitment to provide 35% of the Senior Bridge Facility and (c) Jefferies is pleased to advise you of its commitment to provide 30% of the Senior Bridge Facility (CS, Citi and Jefferies, each in such capacity together with any of its designated affiliates of similar creditworthiness in such capacity, an “Initial Lender” and, collectively and with any other financial institution that becomes an Initial Lender as set forth in Section 2 below, the “Initial Lenders”), in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Exhibits attached hereto.

2.	Titles and Roles.

It is agreed that (a) CSLF, Citi and Jefferies will act as joint lead arrangers (each in such capacity, together with any of its designated affiliates of similar creditworthiness, a “Lead Arranger” and, together with any Additional Agents appointed in such capacity pursuant hereto, collectively, the “Lead Arrangers”) and as joint bookrunners for the Senior Bridge Facility and (b) CS will act as administrative agent (the “Administrative Agent”) for the Senior Bridge Facility. It is further agreed that CSLF will appear on the top left of the cover page of any marketing materials for the Senior Bridge Facility and that any Additional Agents will appear to the right of CSLF in such order as you and we shall mutually agree, in each case, holding the roles and responsibilities conventionally understood to be associated with such name placement. At any time on or prior to January 21, 2020, you may, in consultation with the Lead

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Arrangers for the Senior Bridge Facility, appoint additional co-managers, agents, co-agents, arrangers, joint bookrunners or confer other titles in respect of the Senior Bridge Facility (each such party, an “Additional Agent”) (in addition to the Commitment Parties and any affiliates of the Sponsors (and any funds or partnerships managed or advised thereby) designated as an additional agent, co-agent, arranger, joint bookrunner or co-manager as described below) and may allocate up to 34% of the commitments of the Commitment Parties hereunder with respect to the Senior Bridge Facility (it being understood that such commitments shall be allocated ratably with respect to the Senior Bridge Facility) (and thereafter, such financial institution shall constitute a “Commitment Party” and an “Initial Lender” hereunder) and corresponding compensatory economics in connection with the Senior Bridge Facility to such Additional Agents. Notwithstanding anything in Section 3 to the contrary, the commitments of, and economics allocated to, the Initial Lenders with respect to the Senior Bridge Facility will be permanently reduced by the amount of the commitments of, and economics allocated to, such Additional Agents (or their affiliates) in respect of the Senior Bridge Facility, with such reduction allocated to reduce the commitments of, and economics allocated to, the Initial Lenders in respect of the Senior Bridge Facility (excluding any Initial Lender that becomes a party hereto pursuant to this section) on a pro rata basis; provided that in no event shall the economics payable to any Additional Agent exceed the fees (exclusive of any fees payable to the Administrative Agent in its capacity as such) which are being paid to the Initial Lenders (as a percentage of their commitments) pursuant to the Fee Letter. Notwithstanding the foregoing, following such appointments and prior to the date of the bank meeting in connection with the Senior Bridge Facility, you may make appointments of titles in respect of and/or allocations of the Senior Bridge Facility to affiliates of the Sponsors (and any funds or partnerships managed or advised thereby) with respect to an amount up to the difference between (a) the aggregate amount of the commitments of the Commitment Parties previously allocated to the Additional Agents hereunder and (b) the maximum aggregate amount of the commitments of the Commitment Parties permitted to be allocated to the Additional Agents hereunder; provided that any such appointments of and/or allocations to affiliates of the Sponsors will permanently reduce the amount of the commitments and corresponding compensatory economics that were previously allocated to each of the Initial Lenders and the Additional Agents with respect to the Senior Bridge Facility, with such reduction allocated to reduce the commitments of, and economics allocated to, the Initial Lenders and the Additional Agents in respect of the Senior Bridge Facility on a pro rata basis. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid or titles awarded (other than as set forth above), in each case, in connection with the Senior Bridge Facility unless you and the Commitment Parties shall so agree.

3.	Syndication.

The Commitment Parties reserve the right, prior to or after the execution of the Senior Bridge Facility Documentation, to syndicate all or a portion of the Commitment Parties’ commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Commitment Parties in consultation with you and reasonably acceptable to you (with such acceptance not to be unreasonably withheld, conditioned or delayed), including any relationship lenders designated by you in consultation with the Commitment Parties (together with the Initial Lenders, the “Senior Bridge Facility Lenders”); provided that, except as expressly set forth in Section 2 above, notwithstanding the Commitment Parties’ right to syndicate the Senior Bridge Facility and receive commitments with respect thereto, the Commitment Parties may not assign all or any portion of their commitments hereunder until after the Closing Date, and, unless you agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to their commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred; provided, further, that except as expressly set forth in Section 2 above, such syndication shall not relieve any Initial Lender of its obligations set forth herein (including its obligations to fund the Senior Bridge Facility on the Closing Date on the terms and conditions set forth in this Commitment Letter). Notwithstanding the foregoing, the Commitment Parties will not syndicate to those banks, financial institutions and other institutional lenders

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and competitors of the Acquired Business separately identified in writing by you or any of the Sponsors to us prior to the date hereof or with respect to competitors (and such competitors’ sponsors and affiliates identified in writing or clearly identifiable solely on the basis of their names) of the Acquired Business, separately identified in writing by you or any of the Sponsors to us after the date hereof and prior to syndication of the Senior Bridge Facility (the foregoing, in each case inclusive of any affiliates thereof that are clearly identifiable by name (other than a bona-fide debt fund), collectively, “Disqualified Lenders”). After the Closing Date, the list of Disqualified Lenders may be updated from time to time to include competitors (and such competitors’ sponsors and affiliates (in each case, other than bona-fide debt funds) identified in writing or clearly identifiable solely on the basis of their names) of the Acquired Business separately identified in writing to the Administrative Agent, it being understood that any such update to the list of Disqualified Lenders will not apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Senior Bridge Facility. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Initial Lenders’ commitments hereunder are not subject to commencement or completion of syndication of the Senior Bridge Facility or your satisfaction of such obligations.

The Commitment Parties intend to commence syndication efforts promptly after your acceptance of this Commitment Letter and as part of its syndication efforts, it is the Commitment Parties’ intent to have Senior Bridge Facility Lenders commit to the Senior Bridge Facility prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Commitment Parties in completing a timely syndication of the Senior Bridge Facility that is reasonably satisfactory to us and you until the date that is the earlier of (a) 60 days after the Closing Date and (b) the later of the Closing Date and the date on which each Initial Lender holds none of the Senior Bridge Facility (such earlier date, the “Syndication Date”). Such assistance shall include without limitation (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsors, (b) your facilitating direct contact between your senior management, representatives and advisors (and your using commercially reasonable efforts to arrange for direct contact between senior management, representatives and advisors of the Sponsors and, to the extent practical and appropriate and consistent with the Acquisition Agreement, the Acquired Business) and the proposed Senior Bridge Facility Lenders at times and locations as mutually agreed upon reasonable prior notice, (c) your assistance (and your using commercially reasonable efforts to cause the Sponsors and, to the extent practical and appropriate and consistent with the Acquisition Agreement, the Acquired Business to assist) in the preparation of a customary confidential information memorandum (“Confidential Information Memorandum”) for the Senior Bridge Facility (which shall be in form and substance consistent with confidential information memoranda in recent transactions sponsored by BIP) and other customary marketing materials to be used in connection with the syndications, (d) using your commercially reasonable efforts to procure prior to the launch of syndication of the Senior Bridge Facility public corporate ratings (but no specific rating) for the Senior Bridge Facility Borrower and public ratings (but no specific rating) for the Senior Bridge Facility and the Senior Notes from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. and (e) the hosting, with the Commitment Parties, of one or more meetings (or, if agreed to by the Lead Arrangers, conference calls in lieu thereof) with prospective Senior Bridge Facility Lenders at times and, if applicable, locations to be mutually agreed upon. Notwithstanding anything set forth herein, you shall only be required to use commercially reasonable efforts to cause the Acquired Business to assist with the syndication efforts in respect thereof and only to the extent such assistance is consistent with the Acquisition Agreement.

During the primary syndication of the Senior Bridge Facility and on or prior to the Syndication Date, you agree to use your commercially reasonable efforts to prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and, to the extent consistent with the Acquisition Agreement, the Acquired Business to provide) promptly to the Commitment Parties all available customary information with respect to you, the Acquired Business and each of your and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections relating to you and the Acquired Business (including financial estimates, forecasts and other forward-looking information) (the “Projections”), as the Commitment Parties may reasonably request.

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For the avoidance of doubt, you will not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation or any obligation of confidentiality binding on you, any of the Sponsors, the Acquired Business or your or their respective affiliates (provided that in the case of any confidentiality obligation, (a) you shall have used commercially reasonable efforts to obtain consent to provide such information and (b) such obligation was not entered into in contemplation of this provision; provided, further, that you shall notify us if any such information is being withheld as a result of any such applicable law, rule, regulation or obligation of confidentiality). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, no provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Senior Bridge Facility on the Closing Date or any time thereafter and neither the commencement nor the completion of the syndication of the Senior Bridge Facility shall constitute a condition precedent to the Closing Date.

During the primary syndication of the Senior Bridge Facility and until the Syndication Date, you will use commercially reasonable efforts to ensure (and use commercially reasonable efforts to cause the Sponsors to ensure) that there will not be any competing issues of debt securities or syndicated credit facilities by any Senior Bridge Facility Credit Party, in each case, without our consent (not to be unreasonably withheld, conditioned or delayed) (other than the Senior Bridge Facility, the Senior Notes, any Securities, any short term working capital facilities and capital lease, purchase money, equipment financings and any ordinary course refinancing of any indebtedness of TEP or any of its restricted subsidiaries existing on the date hereof (including the TEP Revolver, collectively, the “TEP Closing Date Debt Facilities”) (other than of the 2023 Notes, the 2024 Notes (as defined in the Fee Letter) or TEP’s “2028 notes”, which shall not be permitted without our consent (not to be unreasonably withheld, conditioned or delayed) if the refinancing thereof could reasonably be expected to materially impair the primary syndication of the Senior Bridge Facility), all other indebtedness permitted (other than indebtedness that is permitted solely with the Buyer’s consent) under the Acquisition Agreement and indebtedness under the TEP Revolver) (and any permitted refinancing thereof) (and, for the avoidance of doubt, any amendment or modification to any TEP Closing Date Debt Facility that does not involve the incurrence of additional indebtedness)) being offered, placed or arranged that could reasonably be expected to materially impair the primary syndication of the Senior Bridge Facility.

The Commitment Parties will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached (with your consent not to be unreasonably withheld, conditioned or delayed and excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld, conditioned or delayed and excluding Disqualified Lenders), the allocation of the commitments among the Senior Bridge Facility Lenders and the amount and distribution of fees among the Senior Bridge Facility Lenders.

Notwithstanding anything to the contrary contained in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Senior Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions (a) none of the obligations described in this Section 3 or Section 4 below (including, without limitation, the compliance with any of the provisions set forth above) shall constitute a condition to the commitments hereunder or the funding of the Senior Bridge Facility on the Closing Date or any time thereafter, (b) neither the commencement nor the completion of the syndication of the Senior Bridge Facility nor your satisfaction of your obligations to assist with syndication efforts as set forth in this Section 3 shall constitute a condition to the funding of the Senior Bridge Facility on the Closing Date or any time thereafter and (c) the only financial statements that shall be required to be provided to the Lead Arrangers or Initial Lenders in connection with the syndication of the Senior Bridge Facility or otherwise shall be those required to be delivered pursuant to paragraphs 8 and 9 of the Funding Conditions.

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4.	Information.

You hereby represent and warrant (with respect to the Acquired Business, to your knowledge) that (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder or the funding of the Senior Bridge Facility on the Closing Date) (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or general industry nature, the “Information”) that have been or will be made available to the Commitment Parties by you, the Sponsors or any of your or their respective representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto that have been provided to us) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by the Sponsors or any of your or their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and furnished; it being understood that any such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly use commercially reasonable efforts to supplement the Information and the Projections so that such representations will be correct in all material respects (with respect to the Acquired Business, to your knowledge) under those circumstances. In arranging and syndicating the Senior Bridge Facility, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Acquired Business or any other party or to advise or opine on any related solvency issues.

You hereby acknowledge that (a) the Lead Arrangers will make available Information, Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Senior Bridge Facility to the proposed syndicate of Senior Bridge Facility Lenders, by posting the Information and Projections on Debtdomain (the “Platform”) and (b) certain of the Senior Bridge Facility Lenders may be “public side” lenders (i.e., Senior Bridge Facility Lenders that do not wish to receive material non-public information with respect to you, the Acquired Business, your or its respective subsidiaries or the respective securities of any of the foregoing) (each, a “Public Lender”). At the reasonable request of the Lead Arranger, you agree to assist us in preparing an additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will consist exclusively of information and documentation that is either publicly available, not material with respect to you and your subsidiaries, the Acquired Business, their subsidiaries, or your and their respective securities for purposes of United States federal and state securities laws or of the type that would be publicly available if you, your subsidiaries, the Acquired Business or any of its respective subsidiaries, were a public reporting company (as reasonably determined by you). It is understood that in connection with your assistance described above, (a) a customary authorization letter executed by you will be included in each such Confidential Information Memorandum that authorizes the distribution of such Confidential Information Memorandum to prospective Senior Bridge Facility Lenders, contains customary representations confirming that the public side version does not include material non-public information

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about you, the Acquired Business, your or their respective subsidiaries or your and their respective securities, and exculpate us, you, the Sponsors, the Acquired Business and our, your and their respective affiliates with respect to any liability related to the use or misuse of the contents of such Confidential Information Memorandum or any related marketing material by recipients thereof; (b) the public lender information shall include the following information except to the extent you notify us to the contrary, provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements (and such public information is permitted to be made available to all prospective Senior Bridge Facility Lenders, including through a Platform designated “Public Lenders”): (i) drafts and final definitive documentation with respect to the Senior Bridge Facility, including term sheets, (ii) administrative materials prepared by the Commitment Parties for prospective Senior Bridge Facility Lenders (such as a lender meeting or call invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Senior Bridge Facility; (c) at our reasonable request, you shall identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”, it being understood that you shall not otherwise be under any obligation to mark Information as “PUBLIC”; and (d) we shall be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated for Public Lenders.

5.	Fees.

As consideration for the commitment of the Initial Lenders hereunder and the Lead Arrangers’ agreement to perform the services described herein, you agree to pay the fees set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Senior Bridge Facility (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder are subject only to the conditions expressly set forth in Exhibit C hereto (the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder for the Senior Bridge Facility (including compliance with the terms of this Commitment Letter, the Fee Letter and the Senior Bridge Facility Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the funding under the Senior Bridge Facility shall occur).

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Senior Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions, (a) the only representations and warranties the accuracy of which shall be a condition to availability of the Senior Bridge Facility to be funded on the Closing Date shall be (i) such of the representations and warranties made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Senior Bridge Facility Lenders, but only to the extent that you (or your applicable affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or such affiliates’) obligations under the Acquisition Agreement to consummate the TGE Merger, or to decline to consummate the TGE Merger (in accordance with the terms thereof), as a result of a breach of such representations and warranties (to such extent, the “Acquisition Agreement Representations”) and (ii) the Specified Representations made by the Senior Bridge Facility Credit Parties in the Senior Bridge Facility Documentation and (b) the terms of the Senior Bridge Facility Documentation and the Closing Deliverables shall be in a form such that they do not impair the availability of the Senior Bridge Facility to be funded on the Closing Date if the Funding Conditions are satisfied (or waived). For purposes hereof, “Specified Representations” means the representations and warranties of

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the Senior Bridge Facility Credit Parties set forth in the Senior Bridge Facility Documentation relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the Senior Bridge Facility Documentation), the due authorization, execution and delivery of the Senior Bridge Facility Documentation (in each case, by or of each Senior Bridge Facility Credit Party), enforceability of the Senior Bridge Facility Documentation against the Senior Bridge Facility Credit Parties, Federal Reserve margin regulations, the Investment Company Act, no conflicts of the Senior Bridge Facility Documentation (limited to the execution, delivery and performance of the Senior Bridge Facility Documentation, incurrence of indebtedness thereunder and the granting of the guarantees in respect thereof) with charter documents of such Senior Bridge Facility Credit Party, solvency as of the Closing Date of the Senior Bridge Facility Borrower and its subsidiaries on a consolidated basis (after giving effect to the Transactions) (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto), Patriot Act and use of the proceeds of the Senior Bridge Facility not violating OFAC or FCPA. This paragraph shall be referred to herein as the “Limited Conditionality Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party and each of its affiliates and controlling persons and the respective officers, directors, employees, successors, partners, agents, advisors and representatives of each of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, investigations, inquiries, proceedings, losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Transactions or the Senior Bridge Facility, the use or intended use of the proceeds of the Senior Bridge Facility, or any claim, litigation, investigation or proceeding (any of the foregoing, an “Action”) relating to any of the foregoing and regardless of whether brought by you or any of your affiliates or any other person or against any person, including the Acquired Business, its respective security holders and their respective other affiliates, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable legal expenses (limited to one counsel for all Indemnified Persons, taken as a whole, and, if reasonably necessary, a single local counsel to all Indemnified Persons, taken as a whole, in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing under this Commitment Letter, the Fee Letter or the Senior Bridge Facility Documentation (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than claims against the Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Senior Bridge Facility and other than any claims arising out of any act or omission on the part of you or your affiliates, and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses (including but not limited to out-of-pocket expenses of such Commitment Party’s due diligence investigation, syndication expenses, travel expenses and

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reasonable fees, disbursements and other charges of counsel to such Commitment Party identified in the Term Sheet, and, if necessary, of a single local counsel to such Commitment Party in each relevant material jurisdiction), in each case incurred in connection with the Senior Bridge Facility and the preparation of this Commitment Letter, the Fee Letter and the Senior Bridge Facility Documentation (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (a) no Indemnified Person shall be liable for any damages arising from the use or misuse by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from (in each case as finally determined by a court of competent jurisdiction in a final and non-appealable judgment) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, agents, advisors or representatives of any of the foregoing and (b) neither (i) any Indemnified Person, nor (ii) you, the Investors (nor any of your or their respective subsidiaries or affiliates) or the Acquired Business (or any of their respective subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages (in the case of clause (ii), other than in respect of any such damages required to be indemnified under this Section 7) in connection with this Commitment Letter, the Senior Bridge Facility, the Transactions (including the Senior Bridge Facility and the use of proceeds thereunder), or with respect to any activities related to the Senior Bridge Facility. You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Action effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such Action, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and to the extent required by, this Section 7. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Action against such Indemnified Person in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person (which approval shall not be unreasonably withheld, delayed or conditioned) from all liability or claims that are the subject matter of such Action and (b) does not include any statement as to any admission of fault. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid by you or any of your affiliates under this Section 7 to such Indemnified Persons for any loss, claim, expense, damage or liability with respect to which such Indemnified Person was not entitled to payment in accordance with the terms hereof.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated in Section 12 below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand,

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have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party and you waive, to the fullest extent permitted by law, and agree not to assert any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and you have consulted with your own legal and financial advisors to the extent you have deemed appropriate and (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that such Commitment Party has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you and the Acquired Business and other companies in the industry of the Acquired Business, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, such Commitment Party hereunder, but such Commitment Party shall not be relieved from its obligations under this Commitment Letter (except as expressly set forth in Section 2 hereof). You acknowledge and agree that neither we nor our affiliates have provided you with legal, tax or accounting advice and that you have obtained such independent advice from your own advisors.

You further acknowledge that each Commitment Party and its affiliates are full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Sponsors or the Acquired Business or your or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, you acknowledge that you have retained CS and Citi as financial advisors in connection with the TGE Merger (in such capacity, each an “Financial Advisor”). You agree not to assets any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any such Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter, the Fee Letter and the commitments hereunder (a) shall not be assignable by any party hereto (except by the Commitment Parties as expressly set forth in Section 2 hereof or by you to the Senior Bridge Facility Borrower or a Senior Bridge Facility Credit Party without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), (b) is intended to be solely for the benefit of the parties hereto and their respective permitted successors and assigns (and Indemnified Persons), (c) is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and their respective permitted successors and assigns (and Indemnified Persons) and (d) is not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in Section 3, any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches and the provisions of Section 7 shall apply with equal force and effect to any such entities so

10

performing any such duties or activities, but no Commitment Party shall be relieved of its obligations under this Commitment Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Senior Bridge Facility may be transmitted through Debtdomain or similar electronic means, the internet or e-mail, and, notwithstanding anything herein to the contrary, that no Commitment Party shall be liable for any damages arising from the use or misuse by others of information or documents transmitted in such manner unless resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Commitment Party or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, agents, representatives, successors or assigns of any of the foregoing. This Commitment Letter, together with the Fee Letter, supersedes all prior understandings, whether written or oral, among us with respect to the Senior Bridge Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Partnership Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith) and whether there shall have occurred a Partnership Material Adverse Effect, (b) whether the TGE Merger has been consummated as contemplated by the Acquisition Agreement and (c) whether the representations and warranties made by the Acquired Business are accurate and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the TGE Merger (in accordance with the terms thereof), shall, in each case, be governed by and construed in accordance with the laws of the jurisdiction specified in the Acquisition Agreement, excluding any conflicts of law, rule or principle that might refer construction of provisions to the laws of another jurisdiction.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Senior Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that (i) the commitments provided hereunder by the Commitment Parties and the funding of the Senior Bridge Facility on the Closing Date are subject only to the Funding Conditions and (ii) this Commitment Letter and the Fee Letter are subject in all respects to the Side Letter, dated the date hereof, among us and you.

10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any state or federal court of the United States of America, in each case sitting in the Borough of Manhattan in New York, and the respective appellate courts thereof, as to any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees to not commence any such suit, action or proceeding other than in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter, or, prior to the date hereof, this Commitment Letter or their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investors and to your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors (collectively, “Representatives”) who need to know such information in connection with the Transactions and on a confidential basis, (b) if the Commitment Parties consent to such proposed disclosure, (c) you may disclose the Transaction Description, the Term Sheet and the Funding Conditions and the existence of this Commitment Letter to any rating agency in connection with the Transactions or (d) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that (w) you may disclose the existence of the Fee Letter and the fees contained therein as part of generic disclosure regarding fees and expenses in connection with any syndication of the Senior Bridge Facility without disclosing any specific fees set forth therein, or on a redacted basis in a manner reasonably acceptable to the Commitment Parties or for customary accounting purposes, including accounting for deferred financing costs, (x) you may disclose this Commitment Letter and the Fee Letter (after this Commitment Letter and the Fee Letter have been accepted by you) on a confidential basis to any prospective Additional Agent or affiliate thereof and their respective counsel, (y) you may disclose this Commitment Letter and, to the extent portions thereof are redacted in a manner to be mutually agreed upon, the Fee Letter to the Acquired Business and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors who need to know such information in connection with the Transactions on a confidential basis; and (z) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) in any syndication of the Senior Bridge Facility. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall terminate on the earlier of (i) the second anniversary of the date hereof and (ii) one year following the termination of this Commitment Letter in accordance with its terms.

12

Each Commitment Party and its affiliates will use all confidential information provided to them or their affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law, agrees (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority) to inform you promptly thereof prior to such disclosure to the extent practicable, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of this Commitment Letter, (d) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Acquired Business, the Sponsors or any of your and their respective affiliates, (e) to the extent that such information is independently developed by such Commitment Party or any of its affiliates so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and their Representatives who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (provided that such Commitment Party shall be responsible for its affiliates and Representatives’ compliance with this paragraph), (g) to prospective Senior Bridge Facility Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Senior Bridge Facility Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies in connection with the Transactions or (j) to market data collectors and other service providers; provided that (x) the disclosure of any such information to any Senior Bridge Facility Lenders or prospective Senior Bridge Facility Lenders or participants or assignees or prospective participants or assignees referred to above shall be made subject to the acknowledgement and acceptance by such Senior Bridge Facility Lender or prospective Senior Bridge Facility Lender or assignee or participant or prospective assignee or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any marketing materials for the Senior Bridge Facility) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information and (y) no disclosure shall be made by any Commitment Party to any Disqualified Lender. Each Commitment Party’s obligations under this paragraph shall terminate on the earlier of (i) the second anniversary of the date hereof and (ii) one year following the termination of this Commitment Letter in accordance with its terms and shall otherwise automatically terminate and be superseded by the confidentiality provisions in the Senior Bridge Facility Documentation upon the execution and delivery thereof.

Notwithstanding anything to the contrary contained herein, nothing in this Commitment Letter precludes the Commitment Parties, you, the Sponsors, the Acquired Business or our, your or their respective affiliates from using or disclosing any confidential information in connection with any suit, action or proceeding for the purpose of protecting or exercising any of our, your or their, as applicable, rights, remedies or interests hereunder or under the Fee Letter.

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13.	Surviving Provisions.

This Section 13 and the indemnification, compensation (if applicable), confidentiality, syndication (if applicable), jurisdiction, venue, governing law, waiver of jury trial and fiduciary duty provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreement to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Senior Bridge Facility (if the Senior Bridge Facility has been funded) and your obligations under the second sentence of Section 4 (if the Senior Bridge Facility has been funded), shall automatically terminate and be superseded by the definitive documentation relating to the Senior Bridge Facility upon the initial funding on the Closing Date under the Senior Bridge Facility, and you shall be released from all liability in connection therewith at such time.

14.	Patriot Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Senior Bridge Facility Lender is required to obtain, verify and record information that identifies the Senior Bridge Facility Credit Parties, which information includes the name, address, tax identification number and other information regarding the Senior Bridge Facility Credit Parties that will allow such Commitment Party or such Senior Bridge Facility Lender to identify the Senior Bridge Facility Credit Parties, in accordance with the Patriot Act and Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation, as applicable, and is effective as to each Commitment Party and each Senior Bridge Facility Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Senior Bridge Facility Lenders.

15.	Acceptance and Termination.

This Commitment Letter and the Fee Letter shall become effective upon execution and delivery by all parties hereto and thereto. If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on December 23, 2019. The Commitment Parties’ commitments hereunder and agreements contained herein will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (a) the initial borrowing in respect of the Senior Bridge Facility does not occur on or before 11:59 p.m., New York City time on July 23, 2020 (the “End Date”) or (b) the Acquisition Agreement is validly terminated prior to the consummation of the TGE Merger, then this Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate. Notwithstanding anything in this paragraph to the contrary, (x) you may elect to terminate the commitments with respect to the Senior Bridge Facility, in whole or in part, at any time, (y) if the TGE Merger is consummated without funding of the Senior Bridge Facility, the commitments and undertakings of the Commitment Parties and Buyer hereunder shall automatically terminate, and (z) the termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

[signature pages follow]

Very truly yours,

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Max Lipkind
Name:	Max Lipkind
Title:	Managing Director

CREDIT SUISSE AG

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Brady Bingham
Name:	Brady Bingham
Title:	Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Mohammed Baabde
Name:	Mohammed Baabde
Title:	Managing Director

JEFFERIES FINANCE LLC

By:	/s/ John Koehler
Name:	John Koehler
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of

the date first above written:

PRAIRIE PRIVATE ACQUIROR LP

By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Wallace C. Henderson

Name:	Wallace C. Henderson
Title:	Senior Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

CONFIDENTIAL

EXHIBIT A

Project Prairie II

Transaction Description1

It is intended that:

(a) Buyer will consummate the TGE Merger pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (including all schedules and exhibits thereto and as may be amended, supplemented or otherwise modified and in effect from time to time, the “Acquisition Agreement”) by and among the Buyer, Prairie Merger Sub LLC, a Delaware limited liability company, TGE and Tallgrass Energy GP, LLC, a Delaware limited liability company, and upon consummation of the TGE Merger the holders of Class A shares of TGE (other than the Sponsors) will receive cash in exchange for their Class A shares of TGE, such that immediately following consummation of the TGE Merger and such exchange of shares, the parent companies of the Buyer (prior to consummation of the TGE Merger) will own, directly or indirectly, approximately 55% of the economic interests in TE LLC; provided after giving effect to the TGE Merger, the Sponsors shall own at least 50.1% of the direct or indirect voting and economic interests of TGE; and

(b) Substantially concurrent with the Merger, TEP will (i)(x) issue an aggregate principal amount of up to $575 million in Senior Notes or Securities in one or more Rule 144A offerings or other private placements on or prior to the Closing Date and/or (y) obtain the Senior Bridge Facility on the Closing Date in an aggregate principal amount of up to $575 million on the Closing Date having the terms set forth in the Term Sheet minus the amount of gross proceeds from Senior Notes or Securities issued on or before the Closing Date intended to fund the Closing Date Distribution and (ii) will use the proceeds of such Senior Notes, Securities and/or Senior Bridge Facility (x) to make the Closing Date Distribution to TGE to fund a portion of the Merger Consideration (as defined in the Acquisition Agreement) and (y) to pay costs, fees and expenses incurred in connection with the Senior Bridge Facility and the other Transactions (such fees and expenses, collectively, the “Transaction Costs”).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter, “Closing Date” shall mean the date on which the conditions set forth in this Commitment Letter to the initial funding under the Senior Bridge Facility have been satisfied or waived.

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Transaction Description is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Transaction Description shall be determined by reference to the context in which it is used.

A-1

CONFIDENTIAL

EXHIBIT B

Project Prairie II

Senior Unsecured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions2

Borrower:	Tallgrass Energy Partners, LP, a Delaware limited partnership (in such capacity, the “Senior Bridge Facility Borrower”).

Administrative Agent:	CS will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”, collectively with any other agents party to the Senior Bridge Facility Documentation, the “Senior Bridge Facility Agents”) for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to you and excluding any Disqualified Lender (together with the Initial Lenders, the “Senior Bridge Facility Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Lead
Arrangers:	CSLF, Citi and Jefferies will act as joint lead arrangers for the Term Facility (each in such capacity, together with any of its designated affiliates of similar creditworthiness, a “Lead Arranger” and together with any Additional Agents appointed in such capacity pursuant to the Commitment Letter, collectively, the “Lead Arrangers”) and as joint bookrunners for the Senior Bridge Facility and will perform the duties customarily associated with such roles.

Senior Bridge Loans:	Senior unsecured increasing rate bridge loans (the “Senior Bridge Loans”).

Use of Proceeds:	The proceeds of the Senior Bridge Loans will be used by the Senior Bridge Facility Borrower on the Closing Date (i) to fund the Closing Date Distribution and (ii) to pay Transaction Costs.

Principal Amount:	$575 million of Senior Bridge Loans minus the amount of gross proceeds from Senior Notes and/or Securities issued on or before the Closing Date intended to fund the Closing Date Distribution.

Guarantees:	Consistent with the Senior Bridge Facility Documentation Principles. The guarantors under the Senior Bridge Facility are referred to herein as the “Senior Bridge Facility Guarantors”; and together with the “Senior Bridge Facility Borrower”, collectively, the “Senior Bridge Facility Credit Parties”.

[2]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

CONFIDENTIAL

EXHIBIT B

Ranking:	The Senior Bridge Loans will constitute senior unsecured indebtedness of the Senior Bridge Facility Borrower.

Security:	None.

Interest Rates:	Interest for the first three-month period commencing on the Closing Date shall be payable in respect of Senior Bridge Loans at (a) Adjusted LIBOR (as defined below) plus (b) 425 basis points. Thereafter, interest on the Senior Bridge Loans shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period, increasing to a maximum equal to the Total Cap (as defined in the Fee Letter).

“Adjusted LIBOR” is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, and subject to a floor of zero percent (0%) per annum.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Senior Bridge Loans exceed the Total Cap.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.00% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Senior Bridge Loans, Senior Unsecured Term Loans or Senior Exchange Notes affect the payment of any default rate of interest in respect of any Senior Bridge Loans, Senior Unsecured Term Loans or Senior Exchange Notes.

Maturity:	The Senior Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, any Senior Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (a “Senior Unsecured Term Loan”) that is due on the date that is 5 1⁄2 years after the Closing Date. The date on which Senior Bridge Loans are converted into Senior Unsecured Term Loans is referred to as the “Senior Conversion Date”. On the Senior Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable Senior Bridge Facility Lender, Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Exchange Notes”) having an equal

CONFIDENTIAL

EXHIBIT B

principal amount; provided, that no Senior Exchange Notes shall be issued until the Senior Bridge Facility Borrower shall have received requests to issue at least $200 million in aggregate principal amount of Senior Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Senior Bridge Loan Documents and will have the same terms as the Senior Bridge Loans except as expressly set forth on Annex I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto. The Senior Bridge Loans, the Senior Unsecured Term Loans and the Senior Exchange Notes shall be pari passu for all purposes.

Mandatory Prepayment:	The Senior Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to exceptions and baskets consistent with the Senior Bridge Facility Documentation Principles, the net proceeds from any non-ordinary course asset sales by the Senior Bridge Facility Borrower or any of its restricted subsidiaries in excess of amounts reinvested in the business of the Senior Bridge Facility Borrower and its restricted subsidiaries within 365 days and, if so committed to reinvestment during such 365 day period, reinvested no later than 180 days after the end of such 365 day period, or which are applied to the permanent repayment of (i) the TEP Revolver or certain other secured debt or (ii) any debt of the Senior Bridge Facility Borrower or any restricted subsidiary thereof that is pari passu with the Senior Bridge Facility on a pro rata basis. The Senior Bridge Facility Borrower will also be required to prepay the Senior Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Senior Bridge Facility Documentation Principles (as defined below)) at 100% of the outstanding principal amount thereof. In the event any Senior Bridge Facility Lender or affiliate of a Senior Bridge Facility Lender purchases debt securities from the Senior Bridge Facility Borrower pursuant to a permitted securities demand at a price above the level at which such Senior Bridge Facility Lender or affiliate has reasonably determined such debt securities can be resold by such Senior Bridge Facility Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Senior Bridge Facility Borrower thereof), the net cash proceeds received by the Senior Bridge Facility Borrower in respect of such debt securities may, at the option of such Senior Bridge Facility Lender or affiliate, be applied first to prepay the Senior Bridge Loans of such Senior Bridge Facility Lender or affiliate prior to being applied to prepay the Senior Bridge Loans held by other Senior Bridge Facility Lenders. These mandatory prepayment provisions will not apply to the Senior Unsecured Term Loans.

CONFIDENTIAL

EXHIBIT B

Optional Prepayment:	The Senior Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three business days’ prior written notice, at the option of the Senior Bridge Facility Borrower at any time.

Right to Resell Senior
Bridge Loans:	Each Senior Bridge Facility Lender shall have the absolute and unconditional right to resell or assign the Senior Bridge Loans held by it in compliance with applicable law to any third party (other than to any Disqualified Lender, which Disqualified Lenders shall be specified on a schedule that is held with the Administrative Agent, which shall be made available to a Senior Bridge Facility Lender upon request, subject to customary confidentiality requirements; provided that any update to the list of Disqualified Lenders will not apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Senior Bridge Facility) at any time, in consultation with (but without the consent of) the Senior Bridge Facility Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided, that, for the twelve month period commencing on the Closing Date, the consent of the Senior Bridge Facility Borrower shall be required with respect to any assignment that would result in the Initial Lenders holding less than 50.1% of the aggregate outstanding principal amount of the Senior Bridge Loans; provided, that no such consent of the Senior Bridge Facility Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Senior Bridge Facility Borrower) event of default or after the occurrence and continuance of a Demand Failure Event (as defined in the Fee Letter).

The Senior Bridge Facility Lenders will be permitted to sell participations in the Senior Bridge Loans without restriction (other than to any Disqualified Lender, which Disqualified Lenders shall be specified on a schedule that is held with the Administrative Agent, which shall be made available to a Senior Bridge Facility Lender upon request, subject to customary confidentiality requirements). Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees of the commitments participated to such participants, (b) extensions of final maturity of the Senior Bridge Loans, (c) releases of all or substantially all of the value of the guarantees provided by the guarantors and (d) changes in voting thresholds, in each case, to the extent the participant is directly adversely affected thereby.

CONFIDENTIAL

EXHIBIT B

Senior Bridge Facility Documentation:	The definitive documentation for the Senior Bridge Facility (the “Senior Bridge Facility Documentation”) shall:

(a) be negotiated in good faith to finalize the Senior Bridge Facility Documentation, giving effect to the Limited Conditionality Provision, and be consistent with the Indenture, dated as of September 26, 2018, among TEP, as issuer, Tallgrass Energy Finance Corp., a Delaware corporation, the guarantors party thereto and U.S. Bank National Association, as trustee (as amended, amended and restated, supplemented or otherwise modified from time to time, the “2023 Notes”) and contain administrative agency, operational and other miscellaneous related administration provisions customary for the Administrative Agent and reasonably acceptable to the Senior Bridge Facility Borrower;

(b) contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default and other terms and conditions expressly set forth in this Term Sheet (and, in any case, shall be no less favorable to the Senior Bridge Facility Borrower and its subsidiaries than the corresponding provisions set forth in the 2023 Notes unless otherwise expressly set forth herein); and

(c) reflect the operational and strategic requirements of the Senior Bridge Facility Borrower and the Senior Bridge Facility Guarantors in light of their capital structure, size, industries, operations, practices and the Sponsors’ proposed business plan and investment thesis.

The foregoing provisions, collectively, the “Senior Bridge Facility Documentation Principles”. All standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods in the Senior Bridge Facility Documentation to be consistent with the Senior Bridge Facility Documentation Principles.

Counsel to BIP shall draft the Senior Bridge Facility Documentation consistent with the Senior Bridge Facility Documentation Principles.

Representations and Warranties:	The Senior Bridge Facility Documentation will contain representations and warranties that are substantially similar to the representations and warranties in that certain Credit Agreement, dated as of June 22, 2017, among BCP Raptor, LLC, BCP Raptor Intermediate Holdco, LLC, Jefferies Finance LLC, as administrative agent and the issuing banks

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EXHIBIT B

and lenders from time to time party thereto, with modifications customary for bridge loan financings of this type to the extent necessary to reflect differences in documentation (and in any event such representations and warranties shall be not less favorable to the Senior Bridge Facility Borrower and its restricted subsidiaries than those set forth in the Second Amended and Restated Credit Agreement, dated as of June 2, 2017 between TEP, the lenders and issuing banks from time to time party thereto and Wells Fargo Bank, N.A., as administrative agent, as amended, amended and restated, supplemented or otherwise modified, the “TEP Revolver”).

Covenants:	The Senior Bridge Facility Documentation will contain such affirmative covenants and incurrence based negative covenants that are consistent with the Senior Bridge Facility Documentation Principles and as are customary for high-yield lite debt securities similar to the 2023 Notes. There will not be any financial maintenance covenants.

Events of Default:	The Senior Bridge Facility Documentation will contain such events of default (including notice and grace periods) consistent with the Senior Bridge Facility Documentation Principles (but in any event less restrictive than those in the 2023 Notes), consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency proceedings; material monetary judgments subject to a threshold amount; and actual or asserted invalidity of material guarantees.

Voting:	Amendments and waivers of the Senior Bridge Facility Documentation will require the approval of the Senior Bridge Facility Lenders holding more than 50% of the aggregate principal amount of the Senior Bridge Loans, except that the consent of each Senior Bridge Facility Lender directly adversely affected thereby shall be required with respect to (a) reductions of principal, interest or fees payable to such Senior Bridge Facility Lender, (b) extensions of final maturity of the Senior Bridge Loans of such Lender or the due date of any interest or fee payment, (c) releases of all or substantially all of the value of the guarantees provided by the guarantors and (d) changes in voting thresholds.

In addition, if the Administrative Agent and the Senior Bridge Facility Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Senior Bridge Facility Documentation, then the Administrative Agent and the Senior Bridge Facility Borrower shall be permitted to amend such provision without any further action or consent of any other party with notice given to the Senior Bridge Facility Lenders of any such amendment.

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EXHIBIT B

The Senior Bridge Facility Documentation will contain customary provisions allowing the Senior Bridge Facility Borrower to replace a Senior Bridge Facility Lender or prepay that Senior Bridge Facility Lender’s outstanding Senior Bridge Loans in full in connection with amendments and waivers requiring the consent of all Senior Bridge Facility Lenders or of all Senior Bridge Facility Lenders directly adversely affected thereby (so long as the Senior Bridge Facility Lenders holding more than 50% of the aggregate principal amount of the Senior Bridge Loans have approved the amendment or waiver), increased costs, taxes, etc. and “defaulting” or insolvent Senior Bridge Facility Lenders.

Cost and Yield Protection:	Customary for financings of this kind, it being agreed that the documentation will provide customary provisions regarding withholding tax liabilities and a customary exception to be agreed to the gross-up obligations for U.S. federal withholding taxes including those imposed pursuant to current Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any Treasury regulations or other published administrative guidance or intergovernmental agreements promulgated thereunder, and any rules or official guidance implementing such intergovernmental agreements.

Expenses and Indemnification:	The Senior Bridge Facility Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers incurred on or after the Closing Date (within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request) associated with the syndication of the Senior Bridge Facility and the preparation, execution, delivery and administration of the Senior Bridge Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arrangers taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction and, solely in an actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction), and (b) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent within 30 days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request (but

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EXHIBIT B

limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Senior Bridge Facility Lenders taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction and, solely in an actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction) in connection with the enforcement of the Senior Bridge Facility Documentation or protection of rights thereunder.

The Administrative Agent, the Lead Arrangers and the Senior Bridge Facility Lenders (and their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the affected indemnified persons similarly situated taken as a whole in each relevant material jurisdiction), incurred in respect of the Senior Bridge Facility or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Senior Bridge Facility Documentation by, the relevant indemnified person or any of its affiliates or their respective officers, directors, employees, partners, agents, advisors or other representatives as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (other than claims against the Administrative Agent or the Lead Arrangers in its capacity or in fulfilling its role as the Administrative Agent or arranger or any similar role under the Senior Bridge Facility and other than any claims arising out of any act or omission of the Senior Bridge Facility Borrower or any of its affiliates); provided that the Senior Bridge Facility Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party and required to be indemnified pursuant to the indemnification provisions).

Governing Law and Forum:	New York.

Counsel to the Commitment Parties and Senior Bridge Lead Arrangers:	Latham & Watkins LLP

.

CONFIDENTIAL

ANNEX I TO EXHIBIT B

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is 5 1⁄2 years after the Closing Date.

Guarantees:	Same as the Senior Bridge Loans.

Interest Rate:	The Senior Unsecured Term Loans will bear interest at a rate equal to the Total Cap (as defined in the Fee Letter).

Covenants, Defaults and
Mandatory Offers to Purchase:	Upon and after the Senior Conversion Date, the covenants, mandatory offers to purchase and defaults which would be applicable to the Senior Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Senior Bridge Loans (except that any offer to repurchase upon the occurrence of a change of control will be made at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase).

Optional Prepayment:	The Senior Unsecured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Senior Bridge Facility Borrower at any time.

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CONFIDENTIAL

ANNEX II TO EXHIBIT B

Senior Exchange Notes

Issue:	The Senior Exchange Notes will be issued under an indenture, and such indenture and any related documentation (the “Senior Exchange Notes Documents”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Annex II to Exhibit C and shall be consistent with the Senior Bridge Facility Documentation Principles (for the avoidance of doubt, for the purposes of this Annex II and Annex I, as applicable to high yield lite debt securities similar to the 2023 Notes rather than a bridge facility). The Senior Exchange Notes Documents shall contain only those payments, mandatory offers to purchase, covenants and events of default expressly set forth or described in this Annex II to Exhibit C, in each case, applicable to the Senior Bridge Facility Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Senior Bridge Facility Documentation Principles.

Guarantees:	Same as the Senior Unsecured Term Loans.

Maturity:	The Senior Exchange Notes will mature on the date that is 5 1⁄2 years after the Closing Date.

Interest Rate:	The Senior Exchange Notes will bear interest at a rate equal to the Total Cap (as defined in the Fee Letter).

Repurchase upon Change of Control:	The Senior Bridge Facility Borrower will be required to make an offer to repurchase the Senior Exchange Notes following the occurrence of a change of control at a price in cash equal to 101% (or, 100% in the case of Senior Exchange Notes held by a Commitment Party or its affiliates other than Asset Management Affiliates (as defined in the Fee Letter) and Senior Exchange Notes acquired pursuant to bona fide open-market purchases from third parties or market making activities (“Repurchased Notes”)) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	The Senior Exchange Notes will be non-callable (subject to the make-whole and equity clawback exceptions in the three succeeding paragraphs below) until the second anniversary of the Closing Date. Thereafter, each Senior Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Senior Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is 1 1⁄2 years prior to the maturity of the Senior Exchange Notes.

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CONFIDENTIAL

EXHIBIT B

Prior to the second anniversary of the Closing Date, the Senior Bridge Facility Borrower may redeem Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 50 basis points.

Prior to the second anniversary of the Closing Date, the Senior Bridge Facility Borrower may redeem up to 40% of the Senior Exchange Notes with proceeds from an equity offering (or equity contribution) at a redemption price equal to par plus the coupon on such Senior Exchange Notes so long as 50% of the original aggregate principal amount of the Senior Exchange Notes remains outstanding (unless all Senior Exchange Notes are redeemed substantially concurrently therewith).

The optional redemption provisions will be otherwise consistent with the Senior Bridge Facility Documentation Principles as applied to transactions of this kind. Senior Exchange Notes held by (and for so long as they are held by) a Commitment Party or its affiliates (other than Asset Management Affiliates and Repurchased Notes) shall be redeemable at any time and from time to time at the option of the Senior Bridge Facility Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance Provisions:	Consistent with the Senior Bridge Facility Documentation Principles as applied to transactions of this kind.

Modification:	Consistent with the Senior Bridge Facility Documentation Principles as applied to transactions of this kind.

Covenants:	Consistent with the Senior Bridge Facility Documentation Principles as applied to transactions of this kind.

Registration Rights:	None. 144A for life.

Events of Default:	Consistent with the Senior Bridge Facility Documentation Principles as applied to transactions of this kind.

II-B-2

CONFIDENTIAL

EXHIBIT C

Project Prairie II

Senior Unsecured Bridge Facility

Funding Conditions

Subject to the Limited Conditionality Provision and the Senior Bridge Facility Documentation Principles in all respects, the initial availability of, and initial funding under, the Senior Bridge Facility on the Closing Date shall be subject solely to the satisfaction or waiver by the Lead Arrangers of the following conditions precedent:

1.	The execution and delivery by the Senior Bridge Credit Parties of the Senior Bridge Facility Documentation consistent with the Commitment Letter.

2.

The Administrative Agent shall have received the following (the “Closing Deliverables”): (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s and closing certificates (certifying as to resolutions, organizational documents, incumbency, accuracy of the Specified Representations as set forth in paragraph 6 below and closing of the TGE Merger as set forth in the Acquisition Agreement) and (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Senior Bridge Facility Credit Parties.

3.

The Administrative Agent shall have received at least three (3) business days prior to the Closing Date all documentation and other information about the Senior Bridge Facility Borrower and the Senior Bridge Facility Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent in writing at least ten (10) business days prior to the Closing Date. At least three (3) business days prior to the Closing Date, if the Senior Bridge Facility Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Senior Bridge Facility Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to the Senior Bridge Facility Borrower on the form promulgated by the Loan Syndications and Trading Association. “Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent required by 31 C.F.R. §1010.230.

4.

Payment of all fees pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses pursuant to the Commitment Letter due to the Commitment Parties (in the case of expenses, to the extent invoiced at least three (3) business days prior to the Closing Date (except as otherwise reasonably agreed by the Sponsors)) required to be paid on the Closing Date from the proceeds of the initial funding under the Senior Bridge Facility.

5.

The TGE Merger shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Senior Bridge Facility on the Closing Date in all material respects in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended or waived in any material respect by the Buyer or any of its affiliates in a manner materially adverse to the Senior Bridge Facility Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that: (a) any amendment or waiver which results in a reduction in the Merger Consideration (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith) shall not be deemed to be materially adverse to the Senior Bridge Facility Lenders; (b) any increase in the Merger Consideration shall not be

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EXHIBIT C

deemed to be materially adverse to the Senior Bridge Facility Lenders; (c) any amendment to the definition of “Partnership Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Senior Bridge Facility Lenders and (d) any extension of the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith) of the Acquisition Agreement shall not be deemed to be materially adverse to the Senior Bridge Facility Lenders if such extended date is on or prior to the End Date.

6.

The Acquisition Agreement Representations (to the extent required by the Limited Conditionality Provision) and the Specified Representations pertaining to the Senior Bridge Facility Credit Parties shall be true and correct in all material respects on the Closing Date (or, to the extent qualified by materiality, true and correct in all respects) (in each case, unless such Acquisition Agreement Representations or Specified Representations relate to an earlier date, in which case, such Acquisition Agreement Representations or Specified Representations shall have been true and correct in all material respects as of such earlier date).

7.

The Administrative Agent shall have received a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit C from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Senior Bridge Facility Borrower as to the solvency of the Senior Bridge Facility Borrower and its subsidiaries on a consolidated basis.

8.

The Lead Arrangers shall have received copies of (a) the unaudited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for each fiscal quarter beginning after the most recently completed fiscal year ended at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) (it being understood that such financial statements specified in this clause (a) need not include footnotes and are subject to year-end audit adjustments) and (b) the audited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for the three (3) most recently completed fiscal years ended at least 45 days prior to the Closing Date; provided that, (i) the Lead Arrangers confirm that (x) they have received the financial statements described in clause (a) for the fiscal quarters ending March 31, 2019, June 30, 2019 and September 30, 2019 and (y) they have received the financial statements described in clause (b) for the fiscal years ending December 31, 2016, December 31, 2017 and December 31, 2018 and (ii) with respect to clauses (a) and (b) above, (x) any such financial statements, consolidating schedules or other information constituting part of the SEC Reports and/or the Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and December 31, 2016 filed by TEP, including any amendments thereto, shall be deemed to be delivered by virtue of such filings and (y) so long as TEP is a consolidated subsidiary of TGE for financial reporting purposes, any such financial statements, consolidating schedules or other information shall be deemed delivered by virtue of the filing by TGE of Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, provided that such filings contain, or are accompanied by, consolidating information that explains in reasonable detail the differences between the information relating to TGE, on the one hand, and the information relating to TEP and its subsidiaries on a standalone basis, on the other hand.

9.

The Lead Arrangers shall have received a pro forma unaudited consolidated balance sheet and related pro forma unaudited consolidated statement of income of TEP as of and for the twelve-month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least 45 days prior to the Closing Date (provided that if such four (4) fiscal quarter period would be the end of a fiscal year, then such pro forma consolidated balance sheet shall be as of and for the twelve-month period ending on the last day of the most recently completed four (4) fiscal period ended at least 45 days prior to the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

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EXHIBIT C

10.

As a condition to the availability of the Senior Bridge Facility, (a) one or more investment banks (the “Investment Banks”) shall have been engaged to privately place the Senior Notes pursuant to an engagement letter dated as of the date hereof among the Investment Banks and you (with the Commitment Parties acknowledging that the condition set forth in this clause (a) has been satisfied), (b) the Senior Bridge Facility Borrower shall have provided (i) to the Investment Banks a customary preliminary offering memorandum (collectively, the “Offering Document”) for the Senior Notes suitable for use in a customary (for offerings of high yield debt securities by leveraged affiliates of the Sponsors) “high-yield road show” relating to the Senior Notes, which, subject to exceptions customary for Rule 144A for life offerings involving high yield debt securities, contains financial statements, pro forma financial statements, business and other financial data of the type and form that are customarily included in private placements of non-convertible unsecured high yield debt securities pursuant to Rule 144A promulgated under the Securities Act (but excluding, in any event, information required by Section 3-09, Section 3-10, or Section 3-16 of Regulation S-X, information required by Item 10, Item 402 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions in “Rule 144A for life” placements) (it being understood and agreed that financial statements for any period, other than as expressly set forth in paragraphs 8 and 9 above, shall not be required), and (ii) all other data that would be necessary for the Investment Banks to receive customary (for high yield unsecured debt securities issued in a private placement pursuant to Rule 144A) “comfort” letters (including customary “negative assurance” comfort) from the independent accountants of TEP (or its direct or indirect parent) in connection with the offering of the Senior Notes (and Senior Bridge Facility Borrower shall have made commercially reasonable efforts to provide the Investment Banks with drafts of such “comfort” letters (which shall provide customary “negative assurance” comfort), which such accountants would be prepared to issue upon completion of customary procedures); provided, that, the conditions set forth in this clause (b) shall be deemed satisfied if such Offering Document excludes the “description of notes” and sections that would customarily be provided by the Investment Banks or their counsel but is otherwise complete, and (c) the Investment Banks shall have been afforded a period of at least 12 consecutive business days following the date of delivery of an Offering Document including the information described in clause (b) above to seek to place the Senior Notes with qualified purchasers thereof; provided that such 12 consecutive business day period shall not commence prior to January 6, 2020.

11.

Since the date hereof, there shall not have been any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith) that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof, and as amended in accordance herewith).

CONFIDENTIAL

ANNEX I TO EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE3

of

[BORROWER]

Pursuant to the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower and its subsidiaries on a consolidated basis and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries are, on a consolidated basis, able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of making the certifications set forth herein, (a) it is assumed the indebtedness and other obligations incurred under and in connection with the Facility will come due at maturity and (b) the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Guarantors after consummation of the transactions contemplated by the Commitment Letter.

[Signature Page Follows]

[3]	Defined terms to be conformed to the Senior Bridge Facility Documentation Principles.

I-C-1

CONFIDENTIAL

ANNEX I TO EXHIBIT C

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[BORROWER]

By
Name:
Title:

I-C-2